Exhibit 99.1

Amarantus Bioscience Holdings Announces 2nd Closing of Private Placement

Second Closing Brings Total Proceeds to $3.0 Million

SUNNYVALE, Calif., Sept. 27, 2013 (GLOBE NEWSWIRE) -- Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to neurodegeneration and apoptosis, today announced that it has entered into definitive agreements to raise an additional $1.6 million in its previously announced private placement of convertible debentures and warrants, bringing the total capital raised to $3.0 million. The investment was led by International Infusion and included Dr. Joseph Rubinfeld, Johnston Associates, Inc., Dominion Capital, Amarantus management, members of the Amarantus Board of Directors and existing investors. In the event the warrants are exercised in full, total proceeds to the Company resulting from this transaction will equal approximately $8 million. The additional funds raised will be used to further fund core diagnostic and therapeutic programs, as well as execute -various business development opportunities. The closing of this transaction is subject to the satisfaction of customary closing conditions and is expected to occur on or before October 1, 2013. GVC Capital LLC acted as exclusive placement agent, and Zacks & Company acted as financial advisor.

"The proceeds from this second closing will allow the Company to achieve additional milestones for its MANF and LymPro programs, including the development of collaborations with major research institutions currently conducting research on MANF, as well as complete additional clinical studies for LymPro as we move it towards commercialization," said Gerald E. Commissiong, President & CEO of Amarantus. "Most importantly, assuming the full exercise of the warrants in this financing if our common shares trade above $0.10, management believes the Company should meet the listing standards required to up-list to a national exchange without the need to raise additional capital. With the full exercise of the warrants, the Company will have sufficient capital to operate into 2015."

The securities are being offered and sold solely to accredited investors on a private placement basis. The Company will register the shares underlying the notes and warrants pursuant to the Securities Act of 1933, as amended, for resale by the investors. The Company has received an extension to file the registration statement until October 3rd, 2013.

"There can be no assurance that any of the warrants will be exercised or that the Company will meet the listing standards of a national exchange," said Gerald E. Commissiong, President & CEO of Amarantus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Amarantus

Amarantus is a development-stage biotechnology company founded in January 2008. The Company has a focus on developing certain biologics surrounding the intellectual property and proprietary technologies it owns to treat and/or diagnose Parkinson's disease, Alzheimer's disease, Traumatic Brain Injury, and other human diseases. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. The Company also is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Contact:

Investor/Media Contacts
Russell Miller, Director of Investor Relations
408.737.2734 x 109
ir@amarantus.com